UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 25, 2007

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6409 Guadalupe Mines Road

San Jose, California 95120

(Address of principal executive offices) (Zip Code)

(408) 826-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 25, 2007, orders were issued in response to the summary judgment motions of both parties in the Monolithic Power Systems, Inc. v. Taiwan Sumida Electronics, Inc. (“TSE”) case. The parties will proceed to trial, which is scheduled to begin on August 13, 2007, solely on TSE’s counterclaim for breach of the covenant of good faith and fair dealing. The Court disposed of all other claims as a matter of law in TSE’s favor. Under the order, we will be liable for damages and attorneys’ fees in an amount not known with precision but which appears to be approximately $2.0 million. The order also requires us to assume responsibility for an approximately $7.0 million liability Sumida incurred that is covered by the parties’ indemnity agreement, in the event that liability becomes payable. This liability, however, is subject to an appeal. We intend to vigorously defend ourselves at trial with respect to the remaining claim, and we are exploring our options, which includes appealing the ruling with regard to the claims decided by the Court as a matter of law. The court order and press release are attached herein as Exhibits 99.1 and 99.2, respectively.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Court Order in the case between Monolithic Power Systems, Inc. and Taiwan Sumida Electronics, Inc. dated June 25, 2007
99.2	Press release dated June 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 28, 2007	By:	/s/ C. Richard Neely, Jr.
C. Richard Neely, Jr.
Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Court Order in the case between Monolithic Power Systems, Inc. and Taiwan Sumida Electronics, Inc. dated June 25, 2007
99.2	Press release dated June 28, 2007